Exhibit 5.1 and 23.1

[WILLIAMS MULLEN LOGO]

John M. Oakey, III

February 10, 2005

Board of Directors

MAXIMUS, Inc.

11419 Sunset Hills Road

Reston, Virginia 20190

Re:  1997 Employee Stock Purchase Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by MAXIMUS, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the MAXIMUS, Inc. 1997 Employee Stock Purchase Plan (the “Plan”) of up to 500,000 shares of the Company’s common stock, no par value (the “Shares”).  As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.  The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Very truly yours,

WILLIAMS MULLEN

By: /s/ John M. Oakey, III

John M. Oakey, III, a Shareholder

A Professional Corporation

VIRGINIA  •  WASHINGTON, D.C.  •  LONDON

Two James Center   1021 East Cary Street (23219)   P.O. Box 1320   Richmond, VA 23218-1320   Tel: 804.643.1991   Fax: 804.783.6507 www.williamsmullen.com